Filed Pursuant to Rule 424(b)(3)

Registration No. 333-127405

SUPPLEMENT NO. 8, DATED FEBRUARY 11, 2008, TO THE PROSPECTUS

DATED JULY 20, 2007 OF CB RICHARD ELLIS REALTY TRUST

We are providing this Supplement No. 8 to you in order to supplement our prospectus dated July 20, 2007. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the prospectus, which was supplemented by Supplement No. 5 dated October 19, 2007 and Supplement No. 7 dated January 17, 2008. Capitalized terms used in this Supplement No. 8 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

DESCRIPTION OF PROPERTIES

The following information should be read in conjunction with the information in our prospectus, including the section “Risk Factors.”

Property Acquisitions

On February 8, 2008, RT Lakeside, LLC, an indirect subsidiary of our company, entered into a definitive purchase agreement with Lakeside Office Center, LP (acting by its general partner’s ultimate controlling company Kennedy Associates Real Estate Counsel, GP, LLC), an unrelated third party, to acquire, subject to customary closing conditions, Lakeside Office Center, located at 2850 Lake Vista Drive, in Lewisville, Texas. The contract purchase price for Lakeside Office Center is $18,100,000 exclusive of transaction costs, financing fees and working capital reserves. We anticipate that the acquisition will be funded from the proceeds of our initial public offering and mortgage financing that we intend to obtain in connection with the acquisition. The property consists of a three-story office building and a surface parking lot completed in August 2006. The office building is 96% leased to several tenants, with 68% leased to Teachers Insurance and Annuity Association of America (TIAA), one of the largest financial services companies in the United States. While we anticipate this acquisition will close during the first quarter of 2008, this agreement is subject to a number of contingencies and there can be no assurances that this acquisition will transpire.